FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257991-10

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 06/10/24 09:46:00 UTC-4:00

To: Brendan Murray (WELLS FARGO SECURITI )
Subject: BANK 2024-BNK47 **IO ANNOUNCEMENT/GUIDANCE** PUBLICS

BANK 2024-BNK47 **Public IO Announcement/Guidance**

Co-Lead Managers & Bookrunners: Wells Fargo Securities, BofA Securities, Citigroup, Goldman Sachs & Co. LLC, J.P. Morgan, Morgan Stanley

Co-Managers: Academy Securities, Inc., Drexel Hamilton and Siebert Williams Shank
Publicly Offered Certificates

	Expected Ratings	Available		Price
Class	(Fitch/Moody's/KBRA)	Size ($MM)	Proceeds	Guidance
X-A	AAAsf/Aaa(sf)/AAA(sf)	$757.399	~$46.3+MM	J+150A
X-B	Asf/Aa2(sf)/AAA(sf)	$220.695	~$7.75+MM	J+150A <- Auction (Bids due at 2PM ET TODAY 6/10)

POOL BALANCE:	$1,081,999,009
NUMBER OF LOANS/PROPERTIES:	52 / 81
WA MORTGAGE INT. RATE:	6.6258%
WA CUT-OFF LTV:	47.4%
WA UW NCF DSCR:	2.31x
WA UW NOI DEBT YLD:	16.6%
WA ORIG TERM TO MATURITY:	116
TEN LARGEST LOANS:	62.4% LOAN SELLERS: WFB (26.8%), BANA (21.4%), GSMC (20.4%), MSMCH (13.5%), Citi (8.5%), JPMCB (6.2%), NCB (3.2%)
TOP 5 STATES:	CA (17.5%), NY (13.9%), TX (11.7%), FL (9.5%), IL (7.6%)
TOP 5 PROPERTY TYPES:	RT (40.1%), OF (16.9%), IN (12.1%), HT (8.6%), MU (8.3%)

RISK RETENTION:	Eligible Horizontal Residual Interest ("HRR”)

MASTER SERVICERS:	Wells Fargo Bank, National Association and National Cooperative Bank, N.A.
SPECIAL SERVICERS:	Rialto Capital Advisors, LLC and National Cooperative Bank, N.A.
TRUSTEE:	Computershare Trust Company, National Association
CERT ADMIN:	Computershare Trust Company, National Association
OPERATING ADVISOR:	Park Bridge Lender Services LLC
INITIAL CONTROLLING CLASS REP:	RREF V - D AIV RR H, LLC
TIMING
ANTICIPATED PRICING:	Week of June 10, 2024
ANTICIPATED SETTLEMENT:	June 26, 2024

THIRD PARTY PASSWORDS:

BBG:

Dealname: BANK 2024-BNK47

Password: 24BNK47

Trepp:

Dealname: BANK 2024-BNK47

Password: 24BNK47

Intex:

Dealname: BNK24B47

Password: 055i0aqpms6nd8svz

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-257991) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.